Exhibit d.1


  AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT


     This Agreement, entered into as of March 1, 1999, is between OAK RIDGE FUNDS, INC., a Maryland corporation (the "Corporation"), and OAK RIDGE
INVESTMENTS, LLC, a Delaware limited liability company
("Oak Ridge").

                      WITNESSETH:

     WHEREAS, the Corporation is an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"). The Corporation is authorized to create separate series, and classes of shares, each with its own separate investment portfolio
(the "Funds"), and the beneficial interest in each such series or class will be represented by a separate series or class of shares.

     WHEREAS, Oak Ridge is a registered investment adviser, engaged in the business of rendering investment advisory services.

     WHEREAS, in managing the Corporation's assets, as well as in the conduct of certain of its affairs, the Corporation seeks the benefit of the services of Oak
Ridge and its assistance in performing certain managerial functions. Oak Ridge desires to furnish such services and to perform the functions assigned to it under this Agreement for the consideration provided for herein.

     NOW, THEREFORE, the parties have agreed as follows:

     1. Appointment of Oak Ridge. The Corporation hereby appoints Oak Ridge as investment adviser for each of the Funds of the Corporation on whose behalf the Corporation executes an Exhibit to this Agreement, and Oak Ridge, by execution of each such Exhibit, accepts the appointments. Subject to the direction of the Board of Directors (the "Directors") of the Corporation, Oak Ridge shall manage the investment and reinvestment of the assets of each Fund in accordance with the Fund's investment objective and policies and limitations, for the period and upon the terms herein set forth. The investment of funds shall also be subject to all applicable restrictions of the Articles of Incorporation and Bylaws of the Corporation as may from time to time be in force.

     2. Expenses Paid by Oak Ridge. In addition to the expenses which Oak Ridge may incur in the performance of its responsibilities under this Agreement, and the expenses which it may expressly undertake to incur and pay, Oak Ridge shall incur and pay the following expenses relating to each Fund's operations:

          (a)  Reasonable compensation, fees and
     related expenses of the Corporation's officers and Directors, except for such Directors who are not interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act) of Oak Ridge;
     and

          (b)  Rental of offices of the Corporation.

     3.  Investment Advisory Functions.  In its
capacity as investment adviser to the Funds, Oak Ridge shall have the following responsibilities:

          (a)  To furnish continuous advice and
     recommendations to the Funds, as to the
     acquisition, holding or disposition of any or all of the securities or other assets which the Funds may own or contemplate acquiring from time to time;

          (b) To cause its officers to attend meetings and furnish oral or written reports, as the Corporation may reasonably require, in order to keep the Board of Directors and appropriate officers of the Corporation fully informed as to the condition of the investment portfolio of the Funds, the investment recommendations of Oak
     Ridge, and the investment considerations which have given rise to those recommendations; and

          (c)  To supervise the purchase and sale of
     securities or other assets as directed by the appropriate officers of the Corporation.

The services of Oak Ridge are not to be deemed exclusive and Oak Ridge shall be free to render similar services to others as long as its services for others does not in any way hinder, preclude or prevent Oak
Ridge from performing its duties and obligations under this Agreement. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Oak
Ridge, Oak Ridge shall not be subject to liability to the Corporation, the Funds or to any shareholder of the Funds for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

     4.  Obligations of the Corporation.  The
Corporation shall have the following obligations under this Agreement:

          (a) To keep Oak Ridge continuously and fully informed as to the composition of the Funds' investments and the nature of all of its assets and liabilities;

          (b)  To furnish Oak Ridge with a copy of any
     financial statement or report prepared for it by certified or independent public accountants, and with copies of any financial statements or reports made to the Funds' shareholders or to any governmental body or securities exchange;

          (c)  To furnish Oak Ridge with any further
     materials or information which Oak Ridge may reasonably request to enable it to perform its functions under this Agreement; and

          (d) To compensate Oak Ridge for its services in accordance with the provisions of paragraph 5 hereof.

     5.  Compensation.  The Corporation will pay to Oak
Ridge for its services to the Funds a monthly fee as set forth on the Exhibits hereto, payable on the last day of each month during which or during part of which this Agreement is in effect. For the month during which this Agreement becomes effective and any month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective. Oak Ridge may from time to time and for such periods as it deems appropriate voluntarily reduce its compensation hereunder (and/or voluntarily assume expenses) for one or more of the Funds.

     6.  Expenses Paid by Corporation.

          (a)  Except as provided in this paragraph,
     nothing in this Agreement shall be construed to impose upon Oak Ridge the obligation to incur, pay, or reimburse the Corporation for any expenses not specifically assumed by Oak Ridge under paragraph 2 above. Each Fund shall pay or cause to be paid all of its expenses including, but not limited to, investment adviser fees; any compensation, fees, or reimbursements which the Corporation pays to its Directors who are not interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of Oak Ridge;
     fees and expenses of the custodian, transfer agent, registrar or dividend disbursing agent;
     current legal, accounting and printing expenses;
     administrative, clerical, recordkeeping and bookkeeping expenses; brokerage commissions and all other expenses in connection with the execution of each Fund's transactions; interest;
     all federal, state and local taxes (including stamp, excise, income and franchise taxes);
     expenses of shareholders' meetings and of preparing, printing and distributing proxy statements, notices and reports to shareholders;
     expenses of preparing and filing reports and tax returns with federal and state regulatory authorities; and all expenses incurred in complying with all federal and state laws and the laws of any foreign country applicable to the issue, offer, or sale of shares of the Funds, including but not limited to, all costs involved in the registration or qualification of shares of the Funds for sale in any jurisdiction and all costs involved in preparing, printing and distributing prospectuses and statements of additional information to existing shareholders of the Funds.

          (b)  If expenses borne by a Fund in any
     fiscal year exceed those set forth in any statutory or regulatory formula applicable to the Fund, Oak Ridge will reimburse the Fund for any excess in accordance with the applicable statutory or regulatory formula. In addition, Oak Ridge may, in its discretion, waive its fees and/or reimburse a Fund's operating expenses from time to time and for such periods as it deems appropriate.
     Any reimbursement of expenses will be made on a monthly basis and will be paid to the Fund by reduction of Oak Ridge's fee hereunder, subject to later adjustment, month by month for the remainder of the Fund's fiscal year.

     7.  Brokerage Commissions.  For purposes of this
Agreement, brokerage commissions paid by the Corporation upon the purchase or sale of the securities for a Fund shall be considered a cost of the securities of the Fund and shall be paid by the Corporation. Oak
Ridge is authorized and directed to place transactions for the Funds only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates; provided, however, that Oak Ridge may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if Oak Ridge determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of Oak Ridge. In placing business for the Funds with such brokers or dealers, Oak Ridge shall seek the best execution of each transaction, and all such brokerage placement shall be made in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and other applicable state and federal laws. Notwithstanding the foregoing, the Corporation shall retain the right to direct the placement of all transactions for the Funds, and the Directors may establish policies or guidelines to be followed by Oak Ridge in placing transactions for the Funds pursuant to the foregoing provisions.

     8.  Purchases by Affiliates.  Except for an
initial investment in shares of the Corporation, neither Oak Ridge nor any officer or director thereof shall take a long or short position in the shares of the Corporation. This prohibition, however, shall not prevent the purchase from a Fund of shares of the Fund by the officers or directors of Oak Ridge at the current price available to the public.

     9. Termination. This Agreement may be terminated at any time, without penalty, by the Directors or by the shareholders of a Fund acting by vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act), provided in either case that 60 days' written notice of termination be given to Oak Ridge at its principal place of business. This Agreement may also be terminated by Oak Ridge at any time by giving 60 days' written notice of termination to the Corporation, addressed to its principal place of business.

     10. Assignment. This Agreement shall terminate automatically in the event of any assignment (as the term is defined in Section 2(a)(4) of the 1940 Act) of this Agreement.

     11. Term. This Agreement shall begin for each Fund on March 1, 1999 and shall continue in effect with respect to each Fund for successive periods of one year, subject to the provisions for termination and all of the other terms and conditions hereof if such continuation shall be specifically approved at least annually thereafter by either (i) the vote of a majority of the Directors who are not parties to this Agreement or "interested persons" of any such party (as that term is defined in Section 2(a)(19) of the 1940
Act), cast in person at a meeting called for that purpose, or (ii) the vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of each Fund.

     12. Amendments. This Agreement may be amended by mutual consent of the parties, provided that the terms of each such amendment shall be approved by the Directors or by the vote of a majority of the outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act) of each Fund.

     13.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the internal laws of the State of Maryland; provided, however, that nothing herein shall be construed in a manner that is inconsistent with the 1940 Act, the Investment Advisers Act of 1940, as amended, or the rules and regulations promulgated with respect to such respective Acts.

     This Agreement will become binding on the parties hereto upon their execution of the Exhibits to this Agreement.




                           EXHIBIT A
                             to the
                 Investment Advisory Agreement

                OAK RIDGE SMALL CAP EQUITY FUND

     For all services rendered by Oak Ridge hereunder, the above-named Fund of the Corporation shall pay Oak
Ridge and Oak Ridge agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.75% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Oak
Ridge monthly.

     Executed as of this 1st day of March, 1999.


                              OAK RIDGE FUNDS, INC.


                              By:/s/ Samuel Wegbreit
                                 -------------------------
                                 Samuel Wegbreit,
                                 Chairman of the Board




                             OAK RIDGE INVESTMENTS, LLC


                              By:/s/ David M. Klaskin
                                 ----------------------------
                                 David M. Klaskin,
                                 Chairman of the Board



                           EXHIBIT B
                             to the
                 Investment Advisory Agreement

                OAK RIDGE LARGE CAP EQUITY FUND

     For all services rendered by Oak Ridge hereunder, the above-named Fund of the Corporation shall pay Oak
Ridge and Oak Ridge agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to 0.60% of the average daily net assets of the Fund.

     The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Oak
Ridge monthly.

     Executed as of this 1st day of March, 1999.


                             OAK RIDGE FUNDS, INC.


                              By:/s/ Samuel Wegbreit
                                 ----------------------
                                 Samuel Wegbreit,
                                 Chairman of the Board




                              OAK RIDGE INVESTMENTS, LLC


                              By:/s/ David M. Klaskin
                                 ------------------------
                                 David M. Klaskin,
                                 Chairman of the Board